EXHIBIT 99.1

FOR IMMEDIATE RELEASE

3M Reports Record Fourth-Quarter and Full-Year Sales and Earnings;

Company Raises Earnings Estimates For 2004

ST. PAUL, Minn. — Jan. 20, 2004 — 3M (NYSE: MMM) today announced its sales and earnings results for fourth quarter and full year 2003.

Net income for the quarter was $619 million, or $0.77 per share, versus $511 million, or $0.65 per share, in the fourth quarter of 2002. Net income and per-share earnings increased 21.3 percent and 18.5 percent, respectively.

“Solid execution of both growth and productivity plans characterized the fourth quarter,” said W. James McNerney, Jr., 3M chairman and CEO. “Sales reached an all-time high for the fourth consecutive quarter and earnings per share were the highest of any fourth quarter in 3M’s history. It was a strong finish to the year.”

Worldwide sales totaled $4.718 billion, up 14.0 percent compared to the fourth quarter of 2002. Sales volumes increased 7.6 percent, including a positive 1.7 percent impact from acquisitions. Volumes improved in all businesses, with an increase of 38.4 percent in Display and Graphics (includes 11.5 percent from acquisitions), 8.2 percent in Safety, Security and Protection Services, 2.6 percent in Transportation, 2.4 percent in Health Care, 2.2 percent in Industrial, 1.7 percent in Consumer and Office and 1.6 percent in Electro and Communications. Currency translation effects increased worldwide sales by 6.6 percent, while selling prices were down 0.2 percent.

Sales outside the United States totaled $2.849 billion, an increase of 23.9 percent versus last year’s comparable quarter. Volumes increased 12.8 percent, while selling prices declined 0.8 percent. Currency translation effects increased international sales by 11.9 percent. Volumes increased 28.7 percent in Asia Pacific and 23.3 percent in Latin America, while European volumes declined 1.4 percent. In the United States, sales totaled $1.869 billion, up 1.6 percent from the same quarter of 2002. Volumes increased 1.1 percent, while selling prices improved by 0.5 percent.

Net income for the 2003 calendar year totaled $2.403 billion, or $3.02 per share, compared with $1.974 billion, or $2.50 per share, in 2002. Excluding special items (a), 2003 net income totaled $2.461 billion, or $3.09 per share; full-year net income and per-share earnings increased 18.2 percent and 17.5 percent, respectively. Full-year 2003 sales totaled $18.232 billion, up 11.6 percent in U.S. dollars. Volumes improved 6.6 percent versus the prior year, while selling prices declined 0.2 percent. Currency effects increased 2003 sales by 5.2 percent.

“Despite economic challenges in many parts of the world, the 3M team delivered a challenging operating plan in 2003,” McNerney said, “and we are well-positioned for another successful year in 2004. Our corporate initiatives, now embedded in the 3M fabric, are helping to drive improvements in productivity, cash flow and, most importantly, top-line growth.”

3M also raised its full-year 2004 earnings estimates. The company expects earnings to be in the range of $3.46 to $3.52 per share, an increase of 12 to 14 percent excluding special items in 2003.

Sales volumes are anticipated to grow between 5 percent and 8 percent in 2004. For the first quarter of 2004, the company expects earnings to be in the range of $0.80 to $0.82 per share.

McNerney and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central) today. Investors can access a webcast of this conference, along with related charts and materials, at http://investor.3m.com/.

(a)     During the first quarter of 2003, 3M recorded pretax charges of $93 million ($58 million after-tax) related to an adverse court ruling in a lawsuit filed against 3M in 1997 by LePage’s Inc. During the second quarter of 2002, under its previously announced restructuring plan, 3M incurred pretax charges of $148 million ($73 million after-tax) primarily related to employee separation costs and accelerated depreciation charges. The company incurred similar charges in the first quarter of 2002 that totaled $54 million pre-tax ($35 million after-tax).

Forward-Looking Statements
This news release contains forward-looking statements that reflect current views and estimates of 3M’s management of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including: (1) worldwide economic conditions; (2) foreign currency exchange rates and fluctuations in those rates; (3) the timing and acceptance of new product offerings; (4) purchased components and materials, including shortages and increases in the costs of such components and materials; (5) 3M’s ability to successfully manage acquisitions, divestitures and strategic alliances; and (6) legal proceedings. Changes in such assumptions or factors, including without limitation the outcome of and information derived from pending Congressional action concerning asbestos-related litigation, could produce significantly different results.

About 3M — A Global, Diversified Technology Company
Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include icons such as Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Dyneon. Serving customers in more than 200 countries around the world, the company’s 67,000 people use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Dyneon are trademarks of 3M.

3M Company and Subsidiaries
SALES CHANGE ANALYSIS
(Unaudited)

	Fourth-Quarter 2003
	Worldwide	U.S.	Intl.
Volume – core	5.9%	0.0%	10.7%
Volume – acquisitions	1.7	1.1	2.1

Volume – total	7.6	1.1	12.8
Price	(0.2)	0.5	(0.8)
Translation	6.6	--	11.9

Total	14.0%	1.6%	23.9%

	Twelve-Months 2003
	Worldwide	U.S.	Intl.
Volume – core	4.7%	0.6%	8.2%
Volume – acquisitions	1.9	1.5	2.2

Volume – total	6.6	2.1	10.4
Price	(0.2)	0.0	(0.3)
Translation	5.2	--	9.5

Total	11.6%	2.1%	19.6%

3M Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(Amounts in millions, except per-share amounts)
(Unaudited)

	Three-months ended December 31		Twelve-months ended December 31
	2003	2002	2003	2002
Net sales	$4,718	$4,138	$18,232	$16,332

Operating expenses
Cost of sales	2,429	2,114	9,285	8,496
Selling, general and
administrative expenses	1,061	955	4,039	3,720
Research, development and
related expenses	286	273	1,102	1,070
Other expense	—	—	93	—

Total	3,776	3,342	14,519	13,286

Operating income	942	796	3,713	3,046

Interest expense and income
Interest expense	15	22	84	80
Interest income	(11)	(12)	(28)	(39)

Total	4	10	56	41

Income before income taxes
and minority interest	938	786	3,657	3,005
Provision for income taxes	305	255	1,202	966
Minority interest	14	20	52	65

Net income	$619	$511	$2,403	$1,974

Weighted average common
shares outstanding - basic	784.6	780.6	782.8	780.0
Earnings per share – basic	$0.79	$0.65	$3.07	$2.53

Weighted average common
shares outstanding – diluted	800.9	791.3	795.3	791.0
Earnings per share – diluted	$0.77	$0.65	$3.02	$2.50

Cash dividends paid
per common share	$0.33	$0.31	$1.32	$1.24

Share and per-share data have been adjusted to reflect the two-for-one stock split effective with third quarter 2003 reporting.

3M Company and Subsidiaries
SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION
(Dollars in millions, except per-share amounts)
(Unaudited)

	Twelve-months ended December 31, 2003			Twelve-months ended December 31, 2002
	Excluding special items	Special items	Reported total	Excluding special items	Special items	Reported total

Net sales	$18,232	$—	$18,232	$16,332	$—	$16,332

Operating expenses
Cost of sales	9,285	—	9,285	8,375	121	8,496
Selling, general and
administrative
expenses	4,039	—	4,039	3,643	77	3,720
Research, development
and related expenses	1,102	—	1,102	1,066	4	1,070
Other expense	—	93	93	—	—	—

Total	14,426	93	14,519	13,084	202	13,286

Operating
income (loss)	3,806	(93)	3,713	3,248	(202)	3,046
Interest expense
and (income), net	56	—	56	41	—	41

Income (loss) before
income taxes and
minority interest	3,750	(93)	3,657	3,207	(202)	3,005
Provision (benefit)
for income taxes	1,237	(35)	1,202	1,042	(76)	966
Effective tax rate	33.0%	—	32.9%	32.5%	—	32.1%
Minority interest	52	—	52	83	(18)	65

Net income (loss)	$2,461	$(58)	$2,403	$2,082	$(108)	$1,974

Weighted average
diluted shares	795.3	795.3	795.3	791.0	791.0	791.0
Net income per
diluted share	$3.09	$(0.07)	$3.02	$2.63	$(0.13)	$2.50

Share and per-share data have been adjusted to reflect the two-for-one stock split effective with third quarter 2003 reporting.

3M Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions, except per-share amounts)
(Unaudited)

	Dec. 31, 2003	Dec. 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$1,836	$618
Accounts receivable – net	2,714	2,527
Inventories	1,816	1,931
Other current assets	1,347	983

Total current assets	7,713	6,059
Investments	218	238
Property, plant and equipment – net	5,609	5,621
Other assets	4,053	3,411

Total assets	$17,593	$15,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$1,202	$1,237
Accounts payable	1,087	945
Payroll	436	411
Income taxes payable	880	518
Other current liabilities	1,477	1,346

Total current liabilities	5,082	4,457
Long-term debt	1,735	2,140
Other liabilities	2,910	2,739

Total liabilities	9,727	9,336

Total stockholders’ equity – net	7,866	5,993
Shares outstanding
December 31, 2003: 784,117,360 shares
December 31, 2002: 780,391,362 shares

Total liabilities and stockholders' equity	$17,593	$15,329

Shares outstanding have been adjusted to reflect the two-for-one stock split effective with third quarter 2003 reporting.

3M Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)(Unaudited)

	Three-months ended December 31		Twelve-months ended December 31
	2003	2002	2003	2002
SUMMARY OF CASH FLOW:
NET CASH PROVIDED BY
OPERATING ACTIVITIES	$1,286	$999	$3,793	$2,992

Cash flows from investing activities:
Purchases of property, plant
and equipment	(261)	(233)	(677)	(763)
Acquisitions of businesses	(11)	(1,170)	(439)	(1,258)
Other investing activities	19	42	127	94

NET CASH USED IN
INVESTING ACTIVITIES	(253)	(1,361)	(989)	(1,927)

Cash flows from financing activities:
Change in debt	(68)	427	(440)	445
Purchases of treasury stock	(291)	(129)	(685)	(942)
Reissuances of treasury stock	130	96	555	522
Dividends paid to stockholders	(259)	(243)	(1,034)	(968)
Other financing activities	(4)	--	(23)	(78)

NET CASH USED IN
FINANCING ACTIVITIES	(492)	151	(1,627)	(1,021)

Effect of exchange rate
changes on cash	16	8	41	(42)

Net increase (decrease) in cash and
cash equivalents	557	(203)	1,218	2
Cash and cash equivalents at
beginning of period	1,279	821	618	616

Cash and cash equivalents at
end of period	1,836	618	1,836	618

FREE CASH FLOW (Non-GAAP measure):
Net cash provided by
operating activities	1,286	999	3,793	2,992
Purchases of property, plant
and equipment	(261)	(233)	(677)	(763)

FREE CASH FLOW	1,025	766	3,116	2,229

3M Company and Subsidiaries
BUSINESS SEGMENTS
(Dollars in millions)
(Unaudited)

BUSINESS SEGMENT INFORMATION

	Three-months ended December 31		Twelve-months ended December 31
(Millions)	2003	2002	2003	2002
NET SALES
Health Care	$1,020	$918	$3,995	$3,560
Industrial	865	793	3,354	3,147
Display and Graphics	810	569	2,962	2,228
Consumer and Office	685	645	2,607	2,444
Safety, Security and Protection Services	470	405	1,928	1,686
Electro and Communications	472	448	1,818	1,831
Transportation	388	349	1,538	1,388
Corporate and Unallocated	8	11	30	48

Total Company	$4,718	$4,138	$18,232	$16,332

OPERATING INCOME
Health Care	$254	$243	$1,027	$900
Industrial	109	115	458	487
Display and Graphics	243	129	885	534
Consumer and Office	114	114	460	448
Safety, Security and Protection Services	90	71	437	338
Electro and Communications	71	55	255	253
Transportation	88	80	389	333
Corporate and Unallocated	(27)	(11)	(198)	(247)

Total Company	$942	$796	$3,713	$3,046

During the first quarter of 2003, 3M recorded pretax charges of $93 million related to an adverse court ruling in a lawsuit filed against 3M in 1997 by LePage’s Inc. During the second quarter of 2002, under it’s previously announced restructuring plan, 3M incurred pretax charges of $148 million primarily related to employee separation costs and accelerated depreciation charges. The company incurred similar charges in the first quarter of 2002 that totaled $54 million pre-tax. These 2003 and 2002 charges were recorded in Corporate and Unallocated.

Investor Contacts:	Matt Ginter	Media Contact:	John Cornwell
	3M		3M
	(651) 733-8206		(651) 733-7698
Bruce Jermeland
3M
(651) 733-1807

From:
3M Public Relations and Corporate Communications
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000